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                                                                    EXHIBIT 10.6
                                                       Employment Agreement with
                                                                 Robert J. Reale

                              EMPLOYMENT AGREEMENT


                 THIS AGREEMENT, dated as of January 8, 1998 by and between Annuity and Life Re (Holdings), Ltd., a Bermudian corporation (the "Company"), Annuity and Life Reassurance, Ltd., a subsidiary of the Company organized under the laws of Bermuda to engage in worldwide life and annuity reinsurance (the "Operating Company"), and Robert J. Reale (hereinafter called the "Employee").

                              W I T N E S S E T H:

                 WHEREAS, the Company is contemplating an initial public offering or a private placement of its Common Shares in excess of $100 million (the "IPO"); and

                 WHEREAS, the Company and the Operating Company desire that the Employee serve as Senior Vice President and Chief Underwriter of the Company and the Operating Company and the Employee is willing to serve in such capacities; and

                 WHEREAS, if the IPO has not been completed prior to May 31, 1998, both Company and the Employee desire the option to terminate this Agreement.

                 NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section: 1.      Employment.

                 Effective as of February 1, 1998, the Company and the Operating Company will employ the Employee and the Employee will perform services for the Company and the Operating Company on the terms and conditions set forth in this Agreement and for the period ("Term of Employment") specified in Section 3 hereof.

Section: 2.      Duties.

                 The Employee, during the Term of Employment, shall serve the Company as its Senior Vice President and Chief Underwriter. The Employee shall also serve as Senior Vice President and Chief Underwriter of the Operating Company. The Employee shall be based at the Operating Company's headquarters in Bermuda, other than for periodic travel in the ordinary course of business. The Employee shall have such duties and responsibilities as are assigned to him by the Boards of Directors of the Company and the Operating Company commensurate with his positions as Senior Vice President and Chief Underwriter of the Company and the Operating Company.





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                 The Employee shall perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company, and shall devote his full business time, energy, attention and skill to the business of the Company and to the promotion of its interests except as otherwise agreed by the Company.

                 The Employee warrants and represents that he is free to enter into this Agreement and is not restricted by any prior or existing agreement and the Company and the Operating Company may rely on such representation in entering into this Agreement.

Section: 3.      Term of Employment.

                 The initial Term of Employment of this Agreement shall be the period commencing on February 1, 1998 and ending on the third anniversary of the IPO. At the end of the initial Term of Employment, and on each anniversary thereof, the Term of Employment shall automatically be extended for one additional year, unless the Company or the Employee shall have given written notice to the other that it does not wish to extend this Agreement at least three months in advance.

Section: 4.      Salary.

                 The Employee shall receive, as compensation for his duties and obligations to the Company and the Operating Company, a salary at the annual rate of $200,000, payable in substantially equal installments in accordance with the Operating Company's payroll practice. It is agreed between the parties that the Company shall review the base annual salary annually and in light of such review may, in the discretion of the Board of Directors of the Company (but shall not be obligated to), increase such base annual salary taking into account any change in the Employee's then responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.

                 Upon consummation of the IPO, the Company shall contribute monthly ten percent of the base monthly salary of the Employee to a retirement plan for the benefit of the Employee.

Section: 5.      Bonus.

                 During the Term of Employment, the Employee shall, subject to and effective upon the consummation of the IPO, participate in the Company's Incentive Compensation Plan, a summary of which is attached hereto as Exhibit A, and will be eligible for an annual cash bonus of up to two times his annual salary based on performance targets as determined in accordance with the terms of the Plan.





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                 The Employee shall receive, upon the consummation of the IPO, a one-time cash bonus advance of $25,000 (the "Advance Bonus"). Such Advance Bonus shall be an advance of and deducted from the annual cash bonus for the 1998 year to which the Employee may be entitled in February 1999 under the Company's Incentive Compensation Plan.

Section: 6.      Options.

                 (a) Initial Options. The Company shall grant to the Employee, subject to and effective as of the consummation of the IPO, options (the "Initial Options") to purchase at a price per share equal to the price per share in the IPO, .7 of one percent of the Company's ordinary shares issued in the IPO (the "Ordinary Shares"), but not to exceed an aggregate value of $2.8 million (valued at the IPO per share price). Thirty three and one-thirds percent (33 1/3%) of the Initial Options shall become exercisable after the first anniversary of the IPO, 33 1/3% of the Initial Options shall become exercisable after the second anniversary of the IPO, and an additional 33 1/3% of the Initial Options shall become exercisable after the third anniversary thereof. In addition, no Initial Option may be exercised after the earlier of
(A) the date that is (i) ninety (90) days following the termination of the Employee's employment for any reason other than death, disability or Serious Cause (as defined in Section 11), or (ii) six (6) months after the termination of the Employee's employment by reason of death or disability or (iii) the date upon which the Employee's employment is terminated for Serious Cause; or (B) the tenth anniversary of the IPO date.

                 The consideration for the Ordinary Shares purchased upon exercise of the Initial Options may be paid in cash or by any other method permitted by the terms of the Company's Initial Option Plan. The issuance of any Ordinary Shares pursuant to the Initial Options shall in all events be subject to all applicable securities laws and the Employee shall enter into any agreement reasonably requested by the Company in order to ensure that all such issuances are in full compliance therewith. The Employee shall not have any of the rights and privileges of a shareholder of the Company with respect to the Ordinary Shares issuable upon any exercise of Initial Options unless and until his name is entered into the register of members of the Company in respect of such Ordinary Shares. If there is any change in the number or nature of outstanding shares of the Company's capital stock by reason of a share dividend, recapitalization, merger, consolidation, scheme of arrangement, share split, combination or exchange, share repurchase or otherwise, which in any such case has a dilutive or anti-dilutive effect on the Ordinary Shares, the number of Ordinary Shares subject to each outstanding Initial Option, the exercise price thereof and/or other terms thereof shall be appropriately adjusted by the Board of Directors of the Company (or any committee thereof), whose determination shall be





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conclusive, so as to restore the option holder to his rights thereunder.

                 (b) Other Options. During the Term of Employment, the Employee shall, subject to the consummation of the IPO, be eligible to be granted options (in addition to the Initial Options) to purchase Ordinary Shares at such price and subject to such terms as provided by the Company's Initial Stock Option Plan, in the sole discretion of the Board of Directors of the Company.

Section: 7.      Employee Benefits.

                 During the Term of Employment the Employee shall, subject to the consummation of the IPO, be entitled to participate in all employee benefit programs of the Company, as such programs may be in effect from time to time, including without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, sick leave (including salary continuation arrangements), long term disability, holidays and vacations.

Section: 8.      Business Expenses.

                 All reasonable travel and other expenses incidental to the rendering of services by the Employee hereunder shall be paid by the Company and if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices; subject in each case to compliance with the Company's reimbursement policies and procedures.

Section: 9.      Housing and Travel Expenses.

                 Effective upon consummation of the IPO, the Company shall provide to the Employee the sum of $8,333.00 monthly as an allowance to cover the expenses of housing in Bermuda and for his personal travel.

Section: 10.     Vacations and Sick Leave.

                 The Employee shall be entitled to reasonable vacation and reasonable sick leave each year (beginning with 1998), in accordance with policies of the Company, as determined by the Board of Directors, provided, however, that the Employee shall be entitled to a minimum of 4 weeks vacation per year.

Section: 11.     Termination.

                 (a) In the event of Serious Cause, as defined below, the Company may terminate the Employee's employment and the Term





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of Employment upon written notice of such termination stating the Serious Cause upon which the Company relies for its termination. The Employee's employment and the Term of Employment shall be terminated effective as of the date specified in such notice, which shall in no event be earlier than the effective date of such notice as provided in Section 20.

                 "Serious Cause" shall mean (i) the willful and continued failure by the Employee to perform substantially his duties hereunder, other than by reasons of health, after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes the Employee has not substantially performed his duties, (ii) the Employee shall have been indicted by any federal, state or local authority in any jurisdiction for, or shall have pleaded guilty or nolo contendere to, an act constituting a felony, (iii) the Employee shall have habitually abused any substance (such as narcotics or alcohol), or (iv) the Employee shall have (A) engaged in acts of fraud, material dishonesty or gross misconduct in connection with the business of the Company or (B) committed a material breach of this Agreement.

                 (b) The Employee may terminate his employment and the Term of his Employment in the event of Good Reason, as defined below, upon 30 days' prior written notice of such termination stating the Good Reason upon which the Employee relies for his termination. The Employee's employment and the Term of Employment shall be terminated effective as of the date specified in such notice, which in no event shall be earlier than the effective date of such notice as provided in Section 20.

                 "Good Reason" shall mean (i) a substantial reduction in the Employee's salary, (ii) the demotion of the Employee, (iii) a material reduction of the Employee's duties hereunder, or (iv) a material breach of this Agreement by the Company.

                 (c) In the event of termination of the Employee's employment and the Term of Employment by the Company for Serious Cause or by the Employee without Good Reason, the Employee shall forfeit all bonus amounts for the then current fiscal year, except for the Advance Bonus paid upon consummation of the IPO, and the Company shall be liable to the Employee only for (i) any accrued but unpaid salary, (ii) any accrued but unpaid bonus from a prior fiscal year, and (iii) reimbursement of business expenses incurred prior to the date of termination.

                 (d) In the event of the death, retirement or disability of the Employee, the Employee's employment and Term of Employment shall be terminated as of the date of such death, retirement or disability and the Company shall pay the Employee, or the Employee's estate or legal representative, as appropriate, (i) any accrued but unpaid salary, (ii) any earned but unpaid





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bonus from a prior fiscal year, (iii) reimbursement of business expenses incurred prior to the date of termination, (iv) travel and housing allowances under Section 9 for six months after the date of termination, and (v) reasonable relocation expenses from Bermuda to the United States. The date of the Employee's disability shall be deemed to be the last day of the sixth month during which the Employee has been unable to carry out his position as provided below.

                 "Disability" shall mean the Employee's inability, for reasons of health, to carry out the functions of his position for a total of 6 months during any 12 month period of this Agreement. "Retirement" shall mean retirement from employment upon attaining age 65 or such earlier age agreed to by the Company.

                 In addition, in such event, if the Company's Ordinary Shares are not then publicly traded, the Company shall have the right to call any or all of the Ordinary Shares of the Company owned by the Employee within six (6) months of death, retirement or disability, and the Employee, the Employee's estate or legal representative, whichever is appropriate, shall have the right to put any or all of the Employee's Ordinary Shares to the Company within twelve (12) months after death or within six (6) months after retirement or disability. The price at which such put or call is exercisable shall be equal to the appraised value, in each case measured as of the date of termination.

                 (e) If the Company should (i) terminate the Term of Employment and the Employee's employment herein without Serious Cause; or (ii) if the Employee should terminate the Term of Employment and his employment hereunder for Good Reason, the Company shall continue to pay the Employee his base salary for a period of one year from such termination. In addition, the Employee shall be entitled to (A) any accrued but unpaid salary, (B) any earned but unpaid bonus from a prior fiscal year, (C) reimbursement of business expenses incurred prior to the date of termination, and (D) travel and housing allowances under Section 9 for six months after the date of termination, and
(E) reasonable relocation expenses from Bermuda to the United States.

                 (f) In the event of the liquidation of the Company or in the event that the Board of Directors elects to discontinue permanently operating the Company, the Term of Employment and the Employee's employment herein shall be terminated as of the date of such liquidation or discontinuance and the Company shall pay the Employee (i) any accrued but unpaid salary, (ii) any earned but unpaid bonus from a prior fiscal year, (iii) unreimbursed business expenses incurred prior to the date of termination, (iv) travel and housing allowances under Section 9 for two months after the date of termination, and (v) reasonable relocation expenses from Bermuda to the United States. In addition, the





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Employee shall be entitled to receive one year's base salary from the date on which the Employee's employment is terminated.

                 (g) Notwithstanding any other provision of this Agreement, if the IPO has not been consummated by May 31, 1998, either the Employee or Company may terminate the Employee's employment and the Term of Employment upon 30 days' written notice, in which event the Company shall be liable to the Employee only for such amounts as would be payable upon a termination described in Section 11(c).

Section: 12.     Change of Control.

                 (a) Notwithstanding any other provision contained herein, the Employee's Initial Options and other options issued under the Company's share option plans that are not then exercisable shall become exercisable (and be deemed to be vested) on the date on which a Change of Control of the Company occurs. In addition, restricted Ordinary Shares granted under any of the Company's share option plans shall immediately vest upon a Change of Control of the Company.

                 (b) If (i) the employment of the Employee is terminated by the Company (or successor thereto) without Serious Cause or (ii) the Employee terminates employment with the Company (or successor thereto) for Good Reason, within the period commencing on the date that a Change of Control is formally proposed to the Company's Board of Directors and ending on the first anniversary of the date on which such Change of Control occurs, then the Employee shall be entitled to receive (in lieu of the benefits described in Section 11): (1) any accrued but unpaid salary, (2) a lump sum payment equal to two times such Employee's annual base salary as of the date of termination,
(3) any accrued but unpaid bonus from a prior fiscal year, (4) reimbursement of business expenses incurred prior to the date of termination, (5) travel and housing allowances under Section 9 for one year following the date of termination, (6) reasonable relocation expenses from Bermuda to the United States, together with (7) a gross-up of any income taxes payable by the Employee by reason of such payments occurring in connection with a change of control.

                 The Employee shall not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.

                 (c) A "Change of Control" of the Company shall be deemed to have occurred if, following consummation of the IPO (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under





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an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); (ii) during any period of not more than two years, individuals who constitute the Board of Directors of the Company (the "Board") as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale of substantially all of the Company's assets.

                 (d) The provisions of this Section 12 shall only apply following the consummation of an IPO.

Section: 13.     Agreement Not to Compete.

                 (a) The Employee hereby covenants and agrees that at no time during the Term of Employment nor for a period of (i) one year immediately following the termination of the Employee's employment by the Company without Serious Cause or by the Employee for Good Reason or (ii) two years following the termination of the Employee's employment for any other reason, will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence) any entity engaged in any business similar to the business engaged in by the Company or the





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Operating Company at the time of such termination of employment.
Notwithstanding the preceding sentence, the Employee shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company or the Operating Company. Additionally,the Employee will not become employed by any non-United States entity engaged in a similar business. Furthermore, the employee will not enter into competition with the Company or Operating Company for a period of two years following termination. For purposes of this Employment Agreement, "competition" will mean soliciting business from any clients of the Company and/or Operating Company. Clients of the Company and/or Operating Company are those companies for whom the Company and/or Operating Company has reinsured business during the Employee's period of employment under this agreement.

                 (b) The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of two years immediately following the termination thereof, the Employee shall not directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

                 (c) This Section 13 shall be null and void if the Board of Directors elects to discontinue permanently Company operations or if the IPO has not been consummated by May 31, 1998.

Section: 14.     Confidential Information.

                 (a) The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding. Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company's or any affiliate's business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.





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Section: 15.     Remedy.

                 (a) Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 13 or 14 hereof, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts.
The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

                 (b) The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, the Employee shall negotiate in good faith to provide Company with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

Section: 16.     Successors and Assigns.

                 This Agreement shall be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, and the Company, the Operating Company and their successors and assigns.

Section: 17.     Governing Law.

                 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

Section: 18.     Entire Agreement.

                 This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee. This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.





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Section: 19.     Waiver of Breach.

                 The waiver by either party of a breach of any term of this Agreement shall not operate nor be construed as a waiver of any subsequent breach thereof.

Section: 20.     Notices.

                 Any notice, report, request or other communication given under this Agreement shall be written and shall be effective upon delivery when delivered personally, by Federal Express or by fax.

                 Unless otherwise notified by any of the parties, notices shall be sent to the parties as follows:

         To Employee:             Robert Reale
                                  185 East Palisades Avenue
                                  Unit A5-B
                                  Englewood, NJ 07631


         With a
         Copy to:
                                  ---------------------

                                  ---------------------

                                  ---------------------

                                  ---------------------


         To the
         Company:                 Annuity and Life Reassurance, Ltd.
                                  c/o Conyers Dill & Pearman
                                  Clarendon House
                                  2 Church Street
                                  Hamilton HM-CX

Section: 21.     Severability.

                 If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section: 22.     Counterparts.

                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as on the day and year first above written.

                                   /s/ Robert J. Reale
                                   --------------------------------
                                   Robert Reale


                                   Annuity and Life Re (Holdings), Ltd.



                                   By: /s/ Lawrence S. Doyle
                                      --------------------------------


                                   Annuity and Life Reassurance, Ltd.



                                   By: /s/ Lawrence S. Doyle
                                      --------------------------------





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                                   Exhibit A

                            Initial Cash Bonus Plan

                 20% of the Company's consolidated pretax earnings from normal operations in excess of a benchmark return on equity (such benchmark is expected to be set at approximately 8%), as determined by the Board of Directors in accordance with Generally Accepted Accounting Principles, consistently applied, shall be available for all senior executives. All determinations by the Board of Directors shall be final and conclusive for all purposes of the Plan.